Exhibits 5 and 23(a)


                         November 17, 1995



Sonat Inc.
AmSouth-Sonat Tower
1900 Fifth Avenue North
Birmingham, Alabama 35203

          Re:  Executive Award Plan

Ladies and Gentlemen:

          This opinion is furnished in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Sonat Inc. (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 4,000,000 shares (the "Shares") of common stock, par value $1.00 per share, of the Company and 4,000,000 Common Stock Purchase Rights of the Company
accompanying the Shares (the "Rights"), to be issued in accordance with the provisions of the Executive Award Plan of Sonat Inc. (the "Plan").

          In this connection, and as a basis for the opinion expressed below, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company, and have made such examinations of law as I have deemed necessary or appropriate for the purpose of giving this opinion. In stating my opinion, I have assumed the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies.

          The opinion expressed below is restricted to matters controlled by the federal laws of the United States and the General Corporation Law of the State of Delaware. I am not a member of the Delaware bar.

          Based upon the foregoing, it is my opinion that when the Shares delivered upon exercise of stock options or stock appreciation rights or as supplemental payments with respect thereto shall have been issued in accordance with the terms of the Plan, the Shares delivered as restricted stock or supplemental payments with respect thereto shall have been issued in consideration of previously-rendered services or delivered from the treasury of the Company in either case in accordance with the terms of the Plan, the Share certificates shall have been duly executed and delivered, and the Rights related to such Shares shall have been issued in accordance with the terms of the Rights Agreement dated January 23, 1986, between the Company and Manufacturers Hanover Trust Company, as Rights Agent, as amended, (i) the Shares will be validly issued, fully paid and nonassessable, and (ii) the Rights will be validly issued.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,



                                   James A. Rubright
                                   Senior Vice President
                                    and General Counsel